UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2020

VIELA BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39067	82-4187338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Medimmune Way, First Floor, Area Two
Gaithersburg, Maryland	20878
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (240) 558-0038

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	VIE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On April 27, 2020, Sean Tong, a member of the Board of Directors (the “Board”) of Viela Bio, Inc. (the “Company”), notified the Company in writing that he would not stand for re-election to the Board upon the expiration of his current term as a Class I director at the 2020 annual meeting of the Company’s stockholders. There were no disagreements between Mr. Tong and the Company or any officer or director of the Company which led to the departure.

(d)    On April 24, 2020, the Board elected Rachelle Jacques to the Board as a Class I director, effective May 1, 2020, for a term to continue until the 2020 annual meeting of the Company’s stockholders and thereafter until Ms. Jacques’ successor has been elected and qualified or until her earlier death, resignation or removal.

There are no arrangements or understandings between Ms. Jacques and any other person pursuant to which Ms. Jacques was selected as a director, nor are there any transactions between Ms. Jacques and the Company in which she has a direct or indirect material interest that the Company is required to report pursuant to the rules and regulations of the Securities and Exchange Commission.

Rachelle Jacques, age 48, serves as the Chief Executive Officer of Enzyvant Therapeutics, Inc., a wholly owned subsidiary of Sumitomo Dainippon Pharma Co., Ltd., focused on developing therapies for patients with rare diseases, since February 2019. Previously, beginning in 2017, she served as the Senior Vice President and Global Complement Franchise Head at Alexion Pharmaceuticals, Inc., where she was responsible for global franchise strategy development and execution. From 2016 to 2017, Ms. Jacques was Vice President of U.S. Hematology Marketing at Shire plc, which acquired Baxalta Inc. (“Baxalta”) in 2016. Prior to this role, from 2015 to 2016, Ms. Jacques served as Vice President of Business Operations at Baxalta after its spinoff from Baxter International Inc. (“Baxter”) in 2015. From 2013 to 2015, Ms. Jacques served in leadership positions, including Vice President of Finance, US BioScience Business, at Baxter. Prior to joining Baxter, from 1995 to 2013, Ms. Jacques served in various roles of increasing responsibility at Dow Corning Corporation, including U.S. and international operational management roles. Ms. Jacques serves on the board of directors of Corbus Pharmaceuticals Holdings, Inc. Ms. Jacques received her B.A. degree in business administration from Alma College. The Board has concluded that Ms. Jacques is qualified to serve as a member of the Company’s board of directors based on her extensive experience in the life sciences, biotechnology and pharmaceutical industries, including leading a biotechnology company.

Pursuant to the Company’s Non-Employee Director Compensation Plan (the “Director Compensation Policy”), the Company will grant Ms. Jacques an initial option award to acquire shares of the Company’s common stock with a cash value equal to $390,000. Ms. Jacques will be eligible to receive the same compensation for her service on the Board as other non-employee directors under the Director Compensation Policy, which includes (i) cash fees of $40,000 per year for her service on the Board and (ii) and an annual option award with a cash value equal to $195,000 on the date of each annual stockholder’s meeting.

Also in connection with Ms. Jacques’ election to the Board, Ms. Jacques and the Company will enter into an indemnification agreement in the form the Company has entered into with its other non-

employee directors, which form is filed as an exhibit to the Company’s annual report on Form 10-K for the year ending December 31, 2019, and incorporated by reference herein. Under this agreement, the Company will agree, among other things, to indemnify Ms. Jacques for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as one of the Company’s directors.

On April 30, 2020, the Company issued a press release announcing Ms. Jacques’ election to the Board, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated April 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIELA BIO, INC.

By:	/s/ Mitchell Chan
Mitchell Chan
Chief Financial Officer

Date: April 30, 2020